Exhibit 99.1

News Release

Nucor to Acquire Insulated Metal Panels Business

from Cornerstone Building Brands

CHARLOTTE, NORTH CAROLINA, June 7, 2021 – Nucor Corporation (NYSE: NUE) announced today that it has signed a definitive purchase agreement to acquire Cornerstone Building Brands’ insulated metal panels (IMP) business for a cash purchase price of $1 billion, or approximately 10x pre-pandemic EBITDA inclusive of expected synergies. Adjusting for the net present value of associated tax benefits, the realized effective purchase price for Nucor is approximately $900 million. The transaction is expected to close later this year, pending regulatory approvals.

“Today’s announcement accelerates our vision to broaden value-added solutions that Nucor provides to our targeted end markets. Additionally, it enhances our strong financial position with attractive free cash flow conversion rates and accretive EBITDA margins,” said Leon Topalian, President and Chief Executive Officer of Nucor. “We are excited about this opportunity to acquire a historical leader and innovator in the quickly growing IMP product category serving the non-residential market. We are committed to finding new and better ways to meet our customers’ needs, and this acquisition is an excellent fit with Nucor’s long-term strategy to grow our core business and expand our product portfolio.”

IMP products are wall and roof panel solutions comprised of an energy efficient foam core sandwiched between two layers of steel or aluminum and are available in a variety of widths, thicknesses and exterior finishes. The IMP business Nucor is acquiring from Cornerstone Building Brands has seven manufacturing facilities located throughout North America. These locations complement the footprint of Nucor Buildings Group, as well as the company’s existing IMP business, TrueCore. With this acquisition, Nucor will be purchasing two valued legacy brands, CENTRIA and Metl-Span, which provide a full range of products to service high-end architectural applications to more functional and quickly expanding cold storage and warehousing applications.

As companies and institutions continue to focus on environmental attributes, the superior insulation performance of IMP products reduces energy usage and overall operations-related GHG emissions. Additionally, IMP products are easier to install with lower maintenance costs versus other insulation solutions. The demand for IMP products is expected to build at double digit annual growth rates through this decade and is being driven by evolving consumer preferences regarding e-commerce and grocery delivery, as well as the expansion of data centers and server farms which all require temperature-controlled climates.

“I look forward to enthusiastically welcoming our new teammates from Cornerstone Building Brands to the Nucor family. Adding this business to Nucor Buildings Group will allow us to build upon our recent success with TrueCore,” said Jeff Carmean, President of Nucor Buildings Group. “This acquisition will accelerate our growth plans for Nucor Insulated Panel Group and enable us to offer our customers a full suite of solutions.”

Moelis & Company LLC served as the exclusive financial advisor and Moore & Van Allen PLLC served as legal counsel to Nucor Corporation for this transaction.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704.366.7000 | Fax 704.362.4208 | www.nucor.com

News Release

Nucor to Acquire Insulated Metal Panels Business

from Cornerstone Building Brands (Continued)

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties surrounding the global economy, including excess world capacity for steel production; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; and (14) the impact of the COVID-19 pandemic. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor to Acquire Insulated Metal Panels Business

from Cornerstone Building Brands (Continued)

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com